Exhibit 4
                                                                   ---------
                           FORT HOWARD CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN


 1.  General
     -------

     The Fort Howard Corporation Employee Stock Purchase Plan (the "Plan") offers a convenient and economical way for eligible employees of Fort Howard Corporation (the "Company") to commence or increase their ownership of shares of the Company's Common Stock. Once an employee is enrolled as a participant in the Plan, his/her payroll deductions will be used to purchase shares of Common Stock on the open market under the terms of the Plan. The participant pays no brokerage commissions or service charges for purchases made under the Plan. All brokerage commissions and service charges for purchases made under the Plan will be paid by the Company.

 2.  Administration
     --------------

     The Company's Board of Directors ("Board") has assigned responsibility for the operation and administration of the Plan to the Company's Chief Executive Officer. The Chief Executive Officer, or a committee ("Committee") appointed by the Chief Executive Officer, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules or procedures deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Chief Executive Officer, or the Committee, shall retain a broker ("Broker") to facilitate the purchase of Common Stock under the Plan and a recordkeeper ("Recordkeeper") to maintain individual participant records under the Plan.

     If an eligible employee decides to participate in the Plan, the Recordkeeper will keep a continuous record of his/her participation and send him/her a statement of his/her account under the Plan following the end of each calendar quarter. The Broker will hold and act as custodian of shares purchased under the Plan. Except as described herein, certificates for shares purchased under the Plan will not be issued to participants. The number of shares credited to a participant's account under the Plan will be shown on his/her statement of account.

 3.  Eligibility
     -----------

     As of January 1, 1996, the effective date of the Plan, all employees of the Company and of any subsidiary corporation, except for limited term employees, students, and those employees who are subject to the provisions of
Section 16 of the Securities Exchange Act of 1934, are eligible to participate in the Plan. There is no minimum length of service required to participate.

 4.  Election To Participate
     -----------------------

     An eligible employee may join the Plan by completing the Authorization Card provided by the Company and returning it to the Recordkeeper. Authorization Cards will be furnished to eligible employees at any time upon request to the Company. Participation in the Plan is completely voluntary and eligible employees may join the Plan at any time.

 5.  Payroll Deductions
     ------------------

     The Authorization Card directs the Company to deduct a certain amount, after tax, from each paycheck and to pay to the Broker the amount withheld from the participant's paycheck. The Authorization Card also directs the Broker to use these payments to purchase shares of Common Stock.

     After an Authorization Card has been received by the Recordkeeper and the authority for the payroll deductions has been noted on the Company's payroll records, the Company will withhold from a participant's paycheck the amount authorized by the participant. The withholding will be made in equal amounts each month from each paycheck. The amounts withheld from all participants' paychecks will be aggregated by the Company and forwarded once a month to the Broker, who will buy shares of Common Stock on the open market for the accounts of all participants under the Plan. The Company will also forward dividends on shares acquired through the Plan to the Broker for acquisition of additional shares of Common Stock for participants.

     The payroll deduction authorizations are effective for an indefinite period of time, until changed by the participant. If a participant is an employee who is restricted in his or her purchases or sales of the Company's securities, the timing of any changes will be subject to the Company's securities trading policies. The participant will specify on the Authorization Card the amount to be withheld from each paycheck. Deductions may be authorized in any dollar amount from a minimum of $5.00 per paycheck to a maximum annual deduction of 10% of the participant's annualized base pay, determined as of January 1 of each year. No interest will be paid on payroll deduction amounts held by the Broker pending investment in shares of Common Stock.

     The amount of a participant's payroll deductions can be revised, changed or terminated by the participant at any time by written notice to the Recordkeeper. An Authorization Card should be used for these purposes. Commencement, revision or termination of deductions will become effective as soon as practicable after an employee's request is received by the Recordkeeper.

 6.  Purchase Date and Price
     -----------------------

     The Broker shall purchase the shares on the Nasdaq/National Market System on the first business day of each month ("Investment Date") unless the Broker deems it impractical to do so considering market conditions and/or applicable laws and regulations, in which case the Investment Date shall be such other purchase date as is selected by the Broker. The price at which the Broker will be deemed to have acquired shares for the participants' accounts will be the average price paid for all shares purchased by the Broker on the Investment Date.

 7.  Number of Shares Purchased
     --------------------------

     On each Investment Date, accumulated payroll deductions from all participants will be aggregated and used to purchase shares of Common Stock

                                    - 2 -
for the accounts of the participants. The maximum number of whole shares will be purchased. Any payroll deductions remaining after purchase of such maximum number of whole shares will be retained and applied to the purchase of shares on the next Investment Date. The Broker will advise the Recordkeeper of the number of shares of Common Stock acquired and the prices at which they were acquired. Each participant's account will be credited with his/her pro rata share of the shares purchased and any additional payroll deductions which have been accumulated. The number of shares credited to each participant's account will depend on the amount of the participant's payroll deductions and the price of the shares determined as provided above.

 8.  Fees and Expenses
     -----------------

     Participants will incur no brokerage commissions or service charges for purchases made under the Plan. Certain charges associated with the issuance of certificates and/or the sale of shares may be incurred upon a participant's automatic termination of participation in the Plan, withdrawal from the Plan, or upon termination of the Plan.

 9.  Withdrawal
     ----------

     A participant may withdraw from the Plan at any time; provided that participants may only make partial withdrawals by selling their shares. To withdraw from the Plan, a participant must notify the Recordkeeper in writing of his/her withdrawal. An Authorization Card should be used for this purpose. In the event a participant withdraws from the Plan, certificates for whole shares credited to the account of the withdrawing participant will, upon request to the Recordkeeper, be delivered by the Recordkeeper to the participant and a cash payment will be made for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interest and any additional payroll deductions credited to the account of the withdrawing participant. As alternatives to receiving certificates for whole shares, a participant may request the Broker to (i) maintain his/her account under the Plan, (ii) sell all of the shares held in his/her account under the Plan,
(iii) distribute a number of whole shares in the form of certificates and to sell all of the remaining shares held in his/her account. The proceeds from any sale, less any brokerage commissions and any transfer taxes, will be remitted to the participant. Sale requests may be accumulated and sales transactions, if necessary, will occur at least every twenty-five business days. If a participant is an employee who is restricted in his or her purchases or sales of the Company's securities, such participant's withdrawals involving a sale of shares will be subject to the Company's securities trading policies.

     If a request to withdraw is received by the Recordkeeper at least five business days prior to any Investment Date, the amount of the participant's payroll deductions which would otherwise have been invested on such Investment Date will be repaid to him/her as soon as practicable. If a request to withdraw is received by the Recordkeeper within five business days prior to any Investment Date, the amount of the payroll deductions scheduled to be invested on such Investment Date will be so invested. In either event, no subsequent payroll deductions will be made from the paychecks of the employee, unless he/she completes a new Authorization Card providing for such deductions.

10.  Automatic Termination of Participation
     --------------------------------------

     Upon the death or termination of a participant's employment with the Company other than for retirement on or after attaining age 55, the participant shall no longer be eligible to continue his/her participation in the Plan. As soon as practicable following the date of the participant's death, retirement, or other termination of employment, certificates for whole shares credited to the account of the participant will be delivered to the participant, or the participant's estate as the case may be, along with a cash payment for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interest and any payroll deductions credited to the participant's account. Alternatively, the participant, or the participant's estate, may elect to receive a number of whole shares in the form of certificates and have the Broker sell all of the remaining shares held in the participant's account or to have the Broker sell all of the stock held in the participant's account. The proceeds from any sale, less any brokerage commissions and any transfer taxes, will be remitted to the participant or the participant's estate, as the case may be.

11.  Voting and Tendering of Shares
     ------------------------------

     Each participant will have authority to direct the Recordkeeper in the manner of voting the number of whole shares held in his/her account. The aggregate number of remaining shares representing fractional share interests under all participants' accounts shall be voted by the Recordkeeper in its sole discretion.

     In the event that a tender offer occurs with respect to shares held under the Plan, the Recordkeeper shall give each participant the opportunity to direct, on a confidential basis, whether the whole shares held in his/her account shall be tendered. The Broker shall tender fractional shares as nearly as possible in the same proportion as whole shares.

     Wholes shares as to which no direction is received from participants will be voted or tendered as the case may be by the Recordkeeper in its sole discretion.

12.  Cash Dividends
     --------------

     Cash dividends paid on shares credited to a participant's account will be credited to the participant's account as soon as practicable following the dividend payment date and will be invested in the same manner as payroll deductions. Dividend amounts payable to participants will be rounded to the nearest whole cent in the case of fractional share interests.

13.  Stock Dividends, Stock Splits, or Rights Offering
     -------------------------------------------------

     Any shares distributed by the Company as a stock dividend on shares credited to a participant's account under the Plan, or upon any split of such shares, will be credited to the participant's account. If the Company distributes rights to purchase additional shares, debentures or other securities, the Broker will sell the rights received for a participant's account and purchase additional shares of Common Stock for the participant's account.

14.  Amendment and Termination
     -------------------------

     Although the Company intends to continue the Plan indefinitely, the Company, through its Chief Executive Officer, reserves the right to amend, suspend, modify or terminate the Plan at any time. Any such amendment, suspension, modification or termination shall not affect a participant's right to shares of Common Stock already purchased for him/her (except that the Company may take any action necessary to comply with applicable law). Upon the termination of the Plan, certificates for whole shares credited to the accounts of all participants will be delivered by the Recordkeeper to the participants and a cash payment will be made for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interests and any additional payroll deductions credited to the accounts of the participants.

15.  Reports
     -------

     Each participant will receive a statement of his/her account status following the end of each calendar quarter. Participants will also receive annual reports, proxy statements and other information furnished to holders of Common Stock. Participants will receive information necessary for reporting income realized by them under the Plan.

16.  Withholding
     -----------

     All amounts deducted from paychecks will be made on an after-tax basis.

17.  Limitation on Purchase
     ----------------------

     No Common Stock may be purchased under this Plan unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to such Common Stock and such Common Stock shall have been qualified under applicable state "blue sky" laws, or (ii) the Committee in its sole discretion determines that such registration and qualification are not required as a result of the availability of an exemption from such registration and qualification.




Approved December 6, 1995



/s/ James W. Nellen II
-----------------------
Vice President and Secretary